Exhibit 10.3
AGREEMENT FOR THE PURCHASE AND SALE OF PERSONAL GOODWILL
     This AGREEMENT FOR THE PURCHASE AND SALE OF PERSONAL GOODWILL (this “Agreement”) is entered into as of the 15th day of September, 2006 (the “Signing Date”), to be effective as of July 1, 2006 (the “Effective Date”), between Trade Source International, Inc., a Delaware corporation (“Purchaser”) and Robert W. Lackey, Jr. (“Seller”).
RECITALS
     WHEREAS, Purchaser and Home Impressions, Inc. (“HI”) were parties to that Operating Agreement of Prime/Home Impressions, LLC (the “LLC”), dated as of January 1, 1998 (the “LLC Agreement”). Pursuant to the LLC Agreement, Purchaser and HI each owned 50% of the membership interests in the LLC.
     WHEREAS, prior to the date hereof, HI transferred all of its interest in the LLC to MARKETING IMPRESSIONS, INC., a Georgia corporation (“MI”);
     WHEREAS, contemporaneously with this Agreement, Purchaser is acquiring all of the outstanding capital stock in MI pursuant to that certain Stock Purchase Agreement, to be effective as of the Effective Date, between Purchaser and Robert W. Lackey (the “Stock Purchase Agreement”),
     WHEREAS, following its purchase of all the outstanding capital stock in MI, Purchaser will directly and/or indirectly control the LLC and the business conducted by MI, including without limitation the business conducted by the LLC;
     WHEREAS, the Seller has independently developed and owns close personal and ongoing business relationships, in connection with the business conducted by MI, including without limitation the business conducted by the LLC, through his personal ability, personality, reputation, skill and integrity, and other information relating thereto (collectively, the “Personal Goodwill”), which Seller desires to sell to Purchaser as hereinafter provided; and
     WHEREAS, Purchaser desires to acquire all of the Personal Goodwill, as hereinafter provided.
     NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:
     1. Assignment of Goodwill. In exchange for the consideration set forth in Section 2.03(f) of the Stock Purchase Agreement, Seller hereby sells, assigns, transfers, conveys and delivers to Purchaser, all of Seller’s right, title and interest in the Personal Goodwill.
     2. Representations and Warranties of Seller. Seller represents and warrants to Purchaser as follows:

     2.1 Personal Goodwill. All of the Personal Goodwill owned by Seller is free and clear of all liens, encumbrances, claims, options, security interests, calls and commitments of any kind, and the sale and assignment of the Personal Goodwill to Purchaser hereunder will transfer to Purchaser all of Seller’s title thereto, free and clear of all liens, encumbrances, claims, options, security interests and commitments of any kind.
     2.2 Approval and Authorization. Seller has full legal rights, power, capacity and authority to enter into this Agreement and to sell, assign and transfer all of his right, title and interest in the Personal Goodwill to Purchaser, and this Agreement is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its respective terms.
     2.3 No Conflicts. The execution and delivery of this Agreement by Seller does not, and the consummation by Seller of the transactions contemplated hereby does not and will not, violate or conflict with, or result (with the giving of notice or the lapse of time or both) in the violation of, or constitute a default under any provision of, or result in the acceleration or termination of, or entitle any party to accelerate or terminate (whether after giving of notice or lapse of time or both), any obligation or benefit under, or result in the creation or imposition of any lien, pledge, security interest or other encumbrance upon the Personal Goodwill pursuant to any material contract, law, ordinance, regulation, order, arbitration award, judgment or decree to which Seller is a party, or by which Seller or his assets (including the Personal Goodwill) are bound and does not and will not violate or conflict with any other material restriction of any kind or character to which Seller is subject or by which any of Seller’s assets (including the Personal Goodwill) may be bound.
     3. Representations and Warranties of Purchaser. Purchaser represents and warrants as follows:
     3.1 Existence and Good Standing. Purchaser has been duly organized and validly exists in good standing as a corporation under the laws of the State of Delaware.
     3.2 No Default. The execution of this Agreement by Purchaser and the performance of its obligations hereunder will not violate or result in a breach of, or constitute a default under any material agreement to which Purchaser is a party or by which it or its assets are bound.
     3.3 Approval and Authorization. The execution and delivery of this Agreement and the performance of the transactions contemplated herein have been duly and validly authorized by all necessary action on the part of Purchaser, and this Agreement is a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

     4. Additional Agreements and Covenants: Seller shall cooperate with Purchaser after the Signing Date in connection with all reasonable actions deemed necessary by Purchaser to vest in Purchaser title to the Personal Goodwill.
     5. Survival. The representations, warranties and covenants of the parties contained in this Agreement shall survive for the period ending two years after the Effective Date.
     6. General.
     6.1 Execution. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument. Execution and delivery of this Agreement by facsimile or as an attachment to an electronic mail shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies or electronic mail attachments shall constitute enforceable original documents.
     6.2 Brokers. Each party represents and warrants that it employed no broker or agent in connection with this transaction and shall indemnify the other against all loss, cost, damage or expense arising out of claims for fees or commissions of brokers or agents employed or alleged to have been employed by such indemnifying party.
     6.3 Notices. Any notice or communication required or permitted hereunder shall be sufficiently given if sent by facsimile, or first class mail, postage prepaid to:

If to Purchaser:	Copy to:

Attn: Marcus Scrudder	Brian D. Barnard
650 South Royal Lane, Suite 100	201 Main Street, Suite 2200
Coppell, TX 75019	Fort Worth, TX 76102
Facsimile: (972) 304-3754	Facsimile: 817-348-2303

If to Seller:	Copy to:

Robert W. Lackey, Jr.	Robinson, Bradshaw & Hinson, P.A.
420 Third Avenue NW	Attn: Robert. M. Bryan
Hickory, NC 28601	101 North Tryon Street, Suite 1900
Facsimile: 828-328-5250	Charlotte, NC 28246
Facsimile: 704-373-3910
     6.4 Applicable Law. This Agreement will be governed by the laws of the State of Delaware without regard to conflicts of laws principles.
     6.5 Captions. The captions in this Agreement are for convenience only and shall not be considered a part hereof, or affect the construction or interpretation of any provisions of this Agreement.

     6.6 Construction. Each party acknowledges that such party and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.
     6.7 Entire Agreement. This Agreement shall constitute the entire agreement and understanding between Seller and Purchaser and supersedes any prior agreement and understanding, written or oral, relating to the subject matter of this Agreement. Seller acknowledges that he has (a) had the opportunity to seek the advice of independent counsel, including independent tax counsel, regarding the consequences of this Agreement; and (b) received no representations from Purchaser or its counsel regarding the tax consequences of this Agreement. This Agreement may be modified or amended only by a written instrument executed by the parties hereto.
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     IN WITNESS WHEREOF, the parties have entered into this Agreement for the Purchase and Sale of Personal Goodwill as of the day and year first above written.

SELLER:

/s/ Robert W. Lackey Jr.

Robert W. Lackey, Jr., individually

PURCHASER:

TRADE SOURCE INTERNATIONAL, INC.,
a Delaware corporation

By:	/s/ Marcus Scrudder
Name: Marcus Scrudder
Title: Chief Financial Officer
LACKEY, JR. AGREEMENT FOR THE PURCHASE AND SALE OF PERSONAL GOODWILL